Exhibit 99.1

1025 Eldorado Boulevard

Broomfield, Colorado 80021

www.Level3.com

NEWS RELEASE

Level 3 contacts:

Media:	Josh Howell	Investors:	Robin Grey
	720-888-2517		720-888-2518

	Arthur Hodges		Sandra Curlander
	720-888-6184		720-888-2501

Level 3 Accepts for Purchase $1.105 Billion

Aggregate Amount of Notes in Debt Tender Offers

BROOMFIELD, Colo., December 2, 2004 — Level 3 Communications, Inc. (Nasdaq:LVLT) announced today that it has accepted for purchase $1.105 billion aggregate principal amount of its outstanding debt securities due 2008 specified in the table below (the “Notes”) under its cash tender offers (the “Offers”), which commenced on October 29, 2004. The terms and conditions of the Offers are set forth in Level 3’s Offer to Purchase dated October 29, 2004 and a Supplement to the Offer to Purchase dated November 17, 2004 (together, the “Offer to Purchase”) and the related Letter of Transmittal.

A total of approximately $1.127 billion aggregate principal amount of Notes were tendered prior to the expiration of the Offers at 12:00 midnight, New York City time, on December 1, 2004 (the “Expiration Date”). Level 3 accepted for purchase $1.105 billion aggregate principal amount of Notes. The settlement will be completed today, and accrued interest up to, but not including, today will be paid in cash on all validly tendered and accepted Notes.

The table below shows, by series, the Notes included in the Offers, the principal amount tendered prior to the Expiration Date, the principal amount repurchased pursuant to the Offers and the principal amount remaining outstanding.

Title of Security	Principal Amount Tendered	Principal Amount Repurchased	Principal Amount Remaining Outstanding
9 1/8% Senior Notes due 2008	$249,457,000	$249,457,000	$954,195,000
11% Senior Notes due 2008	$229,541,000	$229,541,000	$132,495,000
10 1/2% Senior Discount Notes due 2008	$265,880,000	$265,880,000	$143,582,000
10 3/4% Senior Euro Notes due 2008	€287,250,000	€271,053,000	€49,773,000

The Offers were oversubscribed. In accordance with the procedures set forth in the Offer to Purchase, Level 3 accepted for purchase (i) all validly tendered 9 1/8% Senior Notes due 2008, 11% Senior Notes due 2008 and 10 1/2% Senior Discount Notes due 2008 and (ii) €944 principal amount of 10 3/4% Senior Euro Notes due 2008 (the “Euro Notes”) for each €1,000 principal amount of Euro Notes validly tendered, on a pro rata basis (i.e. approximately 94.4% of the tendered Euro Notes).

Merrill Lynch & Co. was the Dealer Manager for the Offers.

About Level 3 Communications

Level 3 (Nasdaq:LVLT) is an international communications and information services company. The company operates one of the largest Internet backbones in the world, is one of the largest providers of wholesale dial-up service to ISPs in North America and is the primary provider of Internet connectivity for millions of broadband subscribers, through its cable and DSL partners. The company offers a wide range of communications services over its 23,000-mile broadband fiber optic network including Internet Protocol (IP) services, broadband transport and infrastructure services, colocation services, and patented softswitch managed modem and voice services. Its Web address is www.Level3.com.

The company offers information services through its subsidiaries, Software Spectrum and (i)Structure. For additional information, visit their respective Web sites at www.softwarespectrum.com and www.i-structure.com.

The Level 3 logo is a registered service mark of Level 3 Communications, Inc. in the United States and/or other countries

Forward Looking Statement

Some of the statements made by Level 3 in this press release are forward-looking in nature. Actual results may differ materially from those projected in forward-looking statements. Level 3 believes that its primary risk factors include, but are not limited to: changes in the overall economy relating to, among other things, the September 11 attacks and subsequent events, substantial capital requirements; development of effective internal processes and systems; the ability to attract and retain high quality employees; technology; the number and size of competitors in its markets; law and regulatory policy; and the mix of products and services offered in the company’s target markets. Additional information concerning these and other important factors can be found within Level 3’s filings with the Securities and Exchange Commission. Statements in this release should be evaluated in light of these important factors.